                                                                  Exhibit (a)(2)


                                                December 9, 1997

Elmira (Chemung County) - Artistic Direct Incorporated - Empire State Economic Development Fund - General Development Financing (Loan) Findings and Determinations Pursuant to Sections 16-i and 10(g) of the Act; Authorization
to Adopt the Proposed General Project Plan; Authorization to make a Loan and a Grant and To Take Related Actions
--------------------------------------------------------------------------------

RESOLVED, that with respect to the Artistic Direct Incorporated - Empire State Economic Development Fund - General Development Financing (Loan) Project (the "Project"), the Corporation does hereby adopt, subject to the requirement of
Section 16(2) of the New York State Urban Development Corporation Act of
1968, as amended (the "Act"), the proposed General Project Plan (the "Plan") for the Project submitted to this meeting, together with such changes therein as the President and Chief Executive Officer of the Corporation or his designee(s) may deem appropriate, a copy of which Plan, together with such changes, is hereby ordered filed with the records of the Corporation; and be it further

RESOLVED, that upon written findings of the President and Chief Executive Officer that no substantive negative testimony or comment has been received at the public hearing held on the Plan, such Plan shall be effective at the conclusion of such hearing, and that upon such written finding being made, the President and Chief Executive Officer of the Corporation or his designee(s) be, and each of them hereby is, authorized to make to Artistic Direct Incorporated a loan for a total amount not to exceed Three Million Dollars ($3,000,000) from the Empire State Economic Development Fund, for the purposes, and substantially on the terms and conditions, set forth in the materials presented to this meeting, with such changes as the President and Chief Executive Officer of the Corporation, or his designee(s) may deem appropriate, subject to the availability of funds and approval of the State Division of the Budget; and be it further

RESOLVED, that that President and Chief Executive Officer of the Corporation or his designee(s) be, subsequent to the making of the loan, and each of them hereby is, authorized to take such actions and make such modifications to the terms of the loan or collateral securing the loan as he or she may deem necessary or appropriate in the administration of the loan and grant; and be it further

RESOLVED, that on the basis of the materials presented to this meeting, a copy of which is hereby ordered filed with the records of the Corporation, relating to the Project, the Corporation hereby determines pursuant to Sections 16-i and 10(g) of the New York State Urban Development Corporation act, as amended, that:

   1. The proposed project would promote the economic health of New York State by facilitating the retention and creation of jobs or would increase business activity within a municipality or region of the State.

   2. The Proposed project would be unlikely to take place in New York State without the requested assistance.

   3. The project is reasonably likely to accomplish its stated objectives and the likely benefits of the project exceed costs.

   4. The project is undertaken in accordance with the memorandum of understanding (MOU) executed in accordance with the enabling legislation.

   5. That there are no families or individuals to be displaced from the project area, the Corporation hereby finds that the requirements of Section 10(g) of the Act are satisfied; and be it further

RESOLVED, that the provision of ESD financial assistance is expressly contingent upon: (1) the approval of the Public Authorities Control Board, if applicable, and (2) the approval of the State Division of the Budget and the receipt of all other necessary approvals; and be it further

RESOLVED, that the President and Chief Executive Officer of the Corporation or his designee(s) be, and each of them hereby is, authorized in the name and on behalf of the Corporation to execute and deliver any and all documents and to take all actions as he or she may in his or her sole discretion consider to be necessary or proper to effectuate the foregoing resolutions.


                                     * * *

                                                December 9, 1997

Elmira (Chemung County) - Artistic Direct Incorporated - Empire State Economic Development Fund - General Development Financing (Loan) - Determination of No Significant Effect on the Environment
--------------------------------------------------------------------------------

RESOLVED, that based on the material submitted to the Directors with respect to the Elmira (Chemung County) - Artistic Direct Incorporated - Empire State Economic Development Fund - General Development Financing (Loan), the Corporation hereby determines that the proposed action will not have a significant effect on the environment.


                                     * * *